Exhibit 99

                                                           News Release

                                CONTACT:  Stan Ciepcielinski, CFO
                                                  704/553-0038
                                                  704/553-7878 Fax



               GLENAYRE TECHNOLOGIES ANNOUNCES NEGATIVE IMPACT ON
             FIRST QUARTER 1996 NET SALES RESULTING FROM FCC ACTION


         Charlotte, North Carolina, March 5, 1996 -- Glenayre Technologies, Inc. (Nasdaq: GEMS) announced today that the recent Federal Communications Commission ("FCC") Notice of Proposed Rule Making ("NPRM"), which included a freeze on the acceptance of new applications for 900 MHz paging system licenses, will negatively impact the Company's 1996 first quarter net sales.

         The Company indicated that the FCC action may result in a $10 million to $12 million reduction in net sales from analyst consensus estimates for the first quarter of 1996. The Company stated that the overall impact of the FCC action on 1996 annual net sales cannot presently be determined due to the uncertainty of final regulatory changes, including the duration of the licensing freeze.

         The FCC accepted comments on the NPRM on March 1, 1996, with replies due by March 11, 1996. Final revisions to current regulations, if any, will be determined by the FCC sometime after the NPRM's final comment date of March 18, 1996.

         Ramon Ardizzone, President and CEO, stated, "We are working independently and with the Personal Communications Industry Association (PCIA) and its members in their request to the FCC to immediately rescind the licensing freeze and to provide other clarifications of the FCC's actions taken on the 900 MHz paging channels, to prevent additional negative impact to the paging industry."

         Glenayre Technologies is a worldwide provider of telecommunications equipment and related software used by leading wireless personal communications service providers. The Company specializes in paging, cellular, voice processing, mobile data and point-to-point wireless interconnection products and systems. The Company is included in the Nasdaq-100 Index(R).




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